Exhibit 99.2

FOR IMMEDIATE RELEASE

DPAC and QuaTech Sign Definitive Agreement to Merge

Garden Grove, CA and Hudson, OH – April 26, 2005 – DPAC Technologies Corp. (NASDAQ: DPAC) and QuaTech, Inc. (www.quatech.com) announced today that they have completed and signed a definitive merger agreement that sets forth the terms of their proposed merger on a stock-for-stock basis.  The companies had signed a letter of intent on March 8, 2005 to negotiate the agreement which is now completed.  Following the transaction, QuaTech will be a wholly-owned subsidiary of DPAC; and in the merger, DPAC will exchange newly issued shares of common stock of DPAC for privately-held QuaTech’s shares.  The merger is subject to certain conditions, including approval of DPAC’s shareholders, the raising of an additional $4 to $5 million in new financing and the absence of material adverse changes.

Under the agreement, QuaTech’s shareholders and stakeholders would receive DPAC shares in an amount equal to 150 percent of the amount of DPAC’s partially diluted shares (those shares currently outstanding plus those issued or issuable under outstanding options and warrants on a net exercise basis) on a record date to be determined.   The merged company will have a new seven-member board with three inside directors and four independent members. The merged company management will be led by Kim Early, current DPAC CEO, as Chairman, and Steven Runkel, current QuaTech CEO, as Chief Executive Officer.

The companies expect to file an S-4 Registration Statement, seek DPAC shareholder approval and to secure the appropriate financing over the next eight to twelve weeks.

About DPAC Technologies

Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC’s wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company’s web site address is www.dpactech.com.  Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

About QuaTech

QuaTech, a privately-held company, is an industry performance leader in device networking and connectivity solutions. Through design, manufacturing and support, QuaTech maintains the highest levels of reliability and performance. Satisfied customers include OEMs, VARs and System Integrators, as well as end-users in many industries, including banking, retail/POS, access control, building automation and security, and energy management. QuaTech is a leading supplier of data connectivity products to financial institutions, serving five of the top 10 U.S. banks. Founded in 1983 and headquartered in Hudson, Ohio, QuaTech sells and supports its solutions both direct and through a global network of resellers and distributors.

www.quatech.com Based on its 2004 unaudited financial information, in its last full fiscal year, QuaTech revenues were approximately $10,000,000, and Quatech had a net after tax profit.

Forward-Looking Statements

This press release includes forward-looking statements.  You can identify these statements by their forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” predict,” and “continue” or similar words or any connection with any discussion of future events or circumstances or of management’s current estimates or beliefs.   Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements.   The transaction is subject to certain conditions, including DPAC’s shareholders approval, which must be fulfilled in order to close.  Full details of the transaction will be provided to DPAC shareholders and filed with the SEC by DPAC as and when appropriate. The transaction is and shall continue to be subject to numerous conditions and contingencies until the transaction is completed. DPAC Technologies Corp. will provide further detailed information to its shareholder as and when required to solicit their consent. The transaction’s costs and diversion of management attention could negatively impact results.  Other factors that affect DPAC’s business and its ability to conclude a merger transaction include, but are not limited to, that our Airborne™ products are new, that we sell to original equipment manufacturers for new product introductions by them, and that all of these are subject to risks and uncertainties regarding new product introductions such as uncertainty of market acceptance. The parties need additional financing to complete the transactions as envisioned. Such financing may not be available on favorable terms.  Also, there can be no assurance that such transaction will be completed, or if completed that it will be successful.  The transaction would involve in a change of control, in that it is likely that voting control of DPAC may be given to former shareholders of QuaTech, and if the principal former shareholders of QuaTech were to act in concert, they might be able to elect a majority of DPAC’s Board of Directors. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission (SEC) filings made by the Company on Forms 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

Additional Information:

DPAC and QUATECH strongly urge their respective shareholders to read the relevant documents related to this transaction as and when filed by DPAC with the SEC, because they shall contain important information all the shareholders should consider.  All DPAC’s SEC filings are made available free of charge at the SEC website (www.sec.gov).  Such documents, when filed, also are made available free of charge by DPAC. DPAC will file a Form 8-K containing the current agreement between DPAC and QUATECH.     This news release is neither a solicitation of any proxies nor an offer of any securities of any kind whatsoever.  No securities mentioned herein have been registered or authorized or approved by any federal or state securities regulator or commission.

Contact:

AT DPAC TECHNOLOGIES:
Stephen Vukadinovich	Kim Early
Chief Financial Officer	Chief Executive Officer
(714) 898-0007	(714) 898-0007
Or Steve.Vukadinovich@dpactech.com	Or Kim.Early@dpactech.com

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